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                                                                    EXHIBIT 5.1

                       [Host Marriott Corp. Letterhead]

May 19, 1997

Host Marriott Corporation
Host Marriott Financial Trust
10400 Fernwood Road
Bethesda, MD 20817-1109

    Re: Host Marriott Corporation and Host Marriott Financial Trust
        Registration Statement on Form S-3: Registration No. 333-19923

Ladies and Gentlemen:

  I am Senior Vice President and General Counsel of Host Marriott Corporation, a Delaware corporation (the "Company"), and I am delivering this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-19923) of Host Marriott Financial Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust") and the Company filed by the Trust and the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on January 16, 1997 and the amendments thereto, filed with the Commission on March 28, 1997 ("Amendment No. 1") and on May 19, 1997 ("Amendment No. 2") (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration of (i) 11 million of the Trust's 6 3/4% Convertible Quarterly Income Preferred Securities (liquidation amount $50 per preferred security) (the "Preferred Securities"), (ii) $550 million aggregate principal amount of the Company's 6 3/4% Convertible Subordinated Debentures due December 2, 2026 (the "Debentures"), (iii) the shares of common stock of the Company, $1.00 par value, issuable upon conversion of the Preferred Securities and/or the Debentures (the "Common Stock") and (iv) the Company's guarantee of the payment of distributions out of the moneys held by the Trust and payments on liquidation of the Trust or the redemption of the Preferred Securities pursuant to a guarantee agreement, dated as of December 2, 1996, between the Company and IBJ Schroder Bank & Trust Company, as guaranty trustee (the "Guarantee", and together with, the Preferred Securities, the Debentures and the Common Stock, the "Registrable Securities").

  The Preferred Securities were issued pursuant to the Amended and Restated Trust Agreement, dated as of December 2, 1996 (the "Trust Agreement") among the Company, as sponsor, Robert E. Parsons, Jr., Bruce D. Wardinski and Christopher G. Townsend, as administrative trustees, Delaware Trust Capital Management, Inc., as Delaware trustee and IBJ Schroder Bank & Trust Company, as Property Trustee, and were guaranteed by the Company pursuant to the Guarantee. The proceeds from the sale by the Trust of the Preferred Securities were invested in the Debentures, which were issued pursuant to an indenture, dated as of December 2, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Indenture Trustee").
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  This opinion is being delivered in accordance with the requirements of Item
601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

  In my capacity as counsel to the Company in connection with the filing of the Registration Statement, I am familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Preferred Securities, the Common Stock, the Guarantee and the Debentures, respectively. In addition, I have made such legal and factual examinations and inquires, including an examination of originals or copies, certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

  In my examination, I have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

  I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or of any other laws of Delaware, or as to any matters of municipal law or the laws of any other local agencies within the state.

  Based upon and subject to the foregoing, I am of the opinion that:

    1. The shares of Common Stock have been duly authorized and reserved for issuance upon conversion and, upon conversion in accordance with the terms of the Indenture will be validly issued, fully paid and nonassessable shares of the Company's common stock.

    2. The Debentures have been duly authorized by all necessary corporate action of the Company, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

    3. The Guarantee has been duly authorized by all necessary corporate action of the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  The opinions rendered in paragraphs 2 and 3 above relating to the enforceability of the Debentures and the Guarantee are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) I express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section
5.15 of the Indenture.

  To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, I assume for purposes of this opinion that the Indenture Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Indenture Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and constitutes the legally valid, binding and enforceable obligation of the Indenture Trustee enforceable against the Indenture Trustee in accordance with its terms; that the Indenture Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Indenture Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
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  I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading "Legal Opinions" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Christopher G. Townsend
                                          _____________________________________
                                          Christopher G. Townsend